                                                             Exhibit No. 10 (ll)

                                 May 19, 1997



James O. Edwards
Chairman and Chief Executive Officer
ICF Kaiser International, Inc.
9300 Lee Highway
Fairfax, VA  22031-1207

Re:   Employment Arrangements
      -----------------------

Dear Jim:

     The purpose of this letter is to set forth our agreement with respect to your employment by ICF Kaiser International, Inc. (the "Company"). The "ICF Kaiser International, Inc. Standard Terms and Conditions of Employment for Executive Personnel" attached hereto as Exhibit A, the "Senior Executive Officers Severance Plan" (the "SEOSP") attached hereto as Exhibit B, the "Senior Executive's Incentive Compensation Plan" (the "Senior IC Plan") attached hereto as Exhibit C, the Long-Term Incentive Compensation Plan for Senior Executives (the "LTI") attached hereto as Exhibit D, and the ICF Kaiser International, Inc., Stock Incentive Plan (the "Stock Incentive Plan") attached hereto as Exhibit E, together with any amendments to such plans during the Employment Period (as defined herein) that increase the benefits payable thereunder are incorporated herein by reference. This letter and Exhibits A, B, C, D and E, together with the amendments referred to in the preceding sentence, are sometimes hereinafter collectively referred to as this "Agreement."

     1.   Employment Period; Duties.
          -------------------------

          (a)  Employment and Employment Period.  The Company shall employ you
               --------------------------------
to serve as Chairman and Chief Executive Officer ("CEO") of the Company for a period commencing May 1, 1997 (the "Effective Date") and ending December 31, 1999 (the "Employment Period").

          (b)  Offices, Duties and Responsibilities.  You shall be a member of,
               ------------------------------------
and report to, the Board of Directors of the Company. As Chief Executive Officer of the Company, you shall have general and active management of the business of the Company and shall see that all orders and resolutions of the Board of Directors are carried into effect. Without limiting the generality of the foregoing, you shall have such powers and duties in the management of the Company as generally pertain to the office of the Chief Executive Officer, subject to the overview and control of the Board of Directors.

     2.   Compensation and Fringe Benefits.
          --------------------------------

          (a)  Base Compensation.  The Company shall pay you a minimum base
               -----------------
salary at the rate of (i) $400,000 per year for the period from April 1, 1997 through December 31, 1997, (ii) $425,000 per year for the period of January 1, 1998 through December 31, 1998, and (iii) $450,000 per year for the period of January 1, 1999 through December 31, 1999, in installments in accordance with the Company's regular practice for compensating executive personnel. The salary levels in this Section 2(a) shall serve as the salary level for determination of the severance benefits described in Exhibits A and B.

          (b)  Non-Qualified Salary Deferral Plan.  You will be eligible for
               ----------------------------------
participation in the Company's Deferred Compensation Plan if and when such a plan is implemented.

          (c)  Bonus Compensation.  You shall be entitled to receive bonuses as
               ------------------
determined by the Compensation Committee of the Company's Board of Directors in accordance with the provisions of the Senior IC and the LTI for the Employment Period. The Senior IC Plan and the LTI are subject to change in at the discretion of the Compensation Committee. The EPS target for each year in the Senior IC Plan and LTI shall be determined by the

Compensation Committee of the Board of Directors by January 1st of each year. In any year in which no EPS targets are defined by January 1st, you will be guaranteed a bonus of at least $100,000 for that year.

          (d)  Existing Loan.  Your existing loan will be amended and restated
               -------------
as follows:
               a.   Due date:  December 31, 1999
               b.   Interest rate:  6.58%, no compounding
               c. Principal amount: principal amount of existing loan plus accrued interest through date of execution of amended and restated loan.

          (e)  New Loan.  Immediately following the execution of this Agreement
               --------
by you and the Company, you will receive an additional loan of $100,000. In consideration of this $100,000 loan you agree not to sell any ICF Kaiser stock without prior written approval from the Compensation Committee of the Board of Directors.

          (f)  Fringe Benefits.  You will be entitled to such fringe benefits as
               ---------------
are generally made available by the Company to executive personnel. Such benefits shall (i) include participation in the Company's defined contribution retirement plan, 401(k) Plan, and health, term life and disability insurance programs and reimbursement of reasonable expenses incurred in connection with travel and entertainment related to the Company's business and affairs and (ii) be paid by the Company in a manner, and to the extent, consistent with past practice.

     3.   Restricted Stock.  On December 31, 1998, you will be granted 200,000
          ----------------
shares of restricted stock which will vest on the following schedule: (a) 100,000 shares on December 31, 1999, and (b) 100,000 shares on December 31, 2000. If during the Employment Period your employment is terminated by you for "good reason" or by the Company without "cause" as those terms are defined in Exhibits A and B, then (i) if the shares have not been granted, 200,000 shares will be granted on your termination date, 100,000 shares of which will vest immediately and, the other 100,000 shares of which will vest on the first anniversary of your termination date; or (ii) if the shares have been granted, the share grants will vest (a) 100,000 shares on your termination date, and (b) 100,000 shares on the first anniversary of your termination date. No shares will be granted nor will any shares vest if during the Employment Period your employment by the Company has been terminated by the Company for "cause" or by you without "good reason" on or before the grant or vesting dates. In the event the Company terminates your Employment Period by reasons of your disability as provided in Section 5(d) of Exhibit A, then (i) if the shares have not been granted 150,000 shares of restricted stock will be granted on your termination date, all of which will vest immediately upon grant, or (ii) if the shares have been granted, 150,000 shares will vest on your termination date and the balance will be forfeited. In event of your death, then (i) if the shares have not been granted, your estate will be paid in cash the value of 150,000 shares at a per share value determined using the average of the per share closing prices on the 20 days immediately preceding the date of your death, or (ii) if the shares have been granted, 150,000 shares will vest on the date of your death and the balance will be forfeited.

     4.   Non-Competition.  You agree that for a period commencing on the
          ---------------
Effective Date and ending (i) on the date of termination of your employment (x) by the Company for reasons that do not constitute "cause" as defined in Exhibits A and B or (y) by you for "good reason" as defined in Exhibits A and B, and (ii) one year following termination of your employment (x) by the Company for "cause" or (y) by you for reasons that do not constitute "good reason", provided that
                                                                --------
the Company is not in material breach of this Agreement (the "Non-Competition Period"), you will not, except as otherwise provided herein, engage or participate, directly or indirectly, as principal, agent, employee, employer, consultant, stockholder, partner or in any other individual capacity whatsoever, in the planning for, conduct of or management of, or own any stock or any other equity investment in or debt of, any business which is competitive with any business conducted by the Company.

     For the purpose of this Agreement, a business shall be considered to be competitive with the business of the Company only if such business is engaged in providing services (i) similar to (x) any service currently provided by the Company or provided by the Company during the Employment Period; (y) any service which in the ordinary course of business during the Non-Competition Period evolves from or results from enhancements to the services provided by the Company as of the Effective Date or during the Non-Competition Period; or

(z) any future service of the Company as to which you materially and substantially participated in the design or enhancement, and (ii) to customers and clients of the type served by the Company during the Non-Competition Period.

         (a)  Non-Solicitation of Employees.  During the Non-Competition Period,
              -----------------------------
you will not (for your own benefit or for the benefit of any person or entity other than the Company) solicit, or assist any person or entity other than the Company to solicit, any officer, director, executive or employee of the Company or its affiliates to leave his or her employment.

         (b)  Reasonableness.  You acknowledge that (i) the markets served by
              --------------
the Company are national and international and are not dependent on the geographic location of executive personnel or the businesses by which they are employed, (ii) the length of the Non-Competition Period is related to the length of the Employment Period and the Company's agreement to provide severance benefits as set forth in Section 5(b) of Exhibit A and in Exhibit B that, under certain circumstances, will provide additional compensation to you upon the termination of this Agreement; and (iii) the above covenants are reasonable on their face, and the parties expressly agree that such restrictions have been designed to be reasonable and no greater than is required for the protection of the Company.

         (c)  Investments.  Nothing in this Agreement shall be deemed to
              -----------
prohibit you from owning equity or debt investments in any corporation, partnership or other entity which is competitive with the Company, provided that
                                                                   --------
such investments (i) are passive investments and constitute one percent (1%) or less of the outstanding equity securities of such an entity the equity securities of which are traded on a national securities exchange or other public market, or (ii) are approved by the Company.

          If you find the terms of your employment, as set forth above acceptable, please sign a copy of this letter and return it to me. Upon your acceptance hereof, this letter, together with its Exhibits, will constitute your employment agreement with the Company.

                                 Very truly yours,

                                 ICF KAISER INTERNATIONAL, INC.



                                 By:        /s/ Tony Coelho
                                     -------------------------------
                                     for the Compensation Committee
                                     of the Board of Directors


Accepted and Agreed:



   /s/ James O. Edwards
-------------------------
James O. Edwards